EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 3, 2007 with respect to the carve out financial statements of Encore Energy Partners LP Predecessor, our report dated May 3, 2007 with respect to the consolidated balance sheet of Encore Energy Partners GP LLC, and our report dated May 3, 2007 with respect to the consolidated balance sheet of Encore Energy Partners LP, in the Amended Registration Statement (Form S-1/A) and related Prospectus of Encore Energy Partners LP dated July 13, 2007.

/s/ Ernst & Young LLP

Fort Worth, Texas
July 13, 2007